KOU YOU KAI LTD.

690 South Highway 89 Suite 200 Jackson, WY 83001

June 29, 2018

Doug Nosler

RE:Employment Agreement

Dear Doug:

Kou You Kai Ltd. (the “Parent”) is pleased that you have chosen to work as an employee of the Parent’s wholly-owned subsidiary, Liquid Dynamics, Inc. (the “Company”), to be-acquired immediately prior to the execution of this letter. The purpose of this letter is to formally memorialize your existing employment agreement with the Company on the following terms:

(1)Position.  You will serve as President of the Company. You will report directly to the Chief Financial Officer of the Parent, Fred McLauchlin, who will also serve as the Chief Financial Officer of the Company.  By signing this letter agreement (“Agreement”), you represent and warrant to the Company that you are under no contractual commitments that will be inconsistent with your obligations to the Company, excepting those obligations discussed herein, which by virtue of this Agreement, are deemed consistent with your obligations to the Company. Your start date shall be July 1, 2018.

(2)Duties. Your duties as President will include the creation of the prototype and final “LD units” for placement and use by third party customers, and will also include the day to day management of the company including sales, subcontractor management, project management, the organization of installation activities and company administration. You shall use your best efforts to promote the interests of the Company and its business and affairs and shall not provide management services to any other company or otherwise engage in business activities that would reasonably be expected to materially interfere with the performance of your duties, services and responsibilities hereunder.

(3)Salary and Benefits.  You will be paid a salary at the monthly rate of $10,000 per month, payable in monthly installments in accordance with the Company’s standard payroll practices for salaried employees.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies applicable to senior executives, as in effect from time to time. You agree that the amount of this salary will be accrued by the Company for the first ninety days following execution of this Agreement and all accrued amounts will be paid to you from the Company’s first revenue.

            After your 90th day of employment, you will be paid your monthly salary in cash on a monthly basis. You will also be entitled to participate in all benefits generally available to the Company’s employees, including without limitation medical, life, dental and vision insurance programs.

 (4) Performance Bonus. You shall be eligible to receive an annual cash performance bonus based on the achievement of the Company’s annual performance (the “Bonus”). You shall be eligible to receive ten percent of the Company’s annual net profits (as determined by the Parent’s third-party auditor for the Parent’s annual report on Form 10-K), up to an amount of $1,000,000. An amount of $120,000 per year shall be deducted from any Bonus owed to you prior to payment of the Bonus. Such Bonus, if any, shall be paid when annual performance bonuses are customarily paid by the Company, but in no event later than 30 days following the finalization of the audited financial statements of the Parent and/or the filing of the Parent’s Form 10-K with the Securities and Exchange Commission (the “Payment Date”) that is due to be filed by September 30 of each calendar year.

(5)  Stock Issuance.  You may be granted shares of common stock in the Parent based on your performance. Such stock awards shall be determined at the sole discretion of the Board of Directors of the Parent.

(6) Proprietary Information Agreement.  Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard proprietary information and/or confidentiality agreement upon commencement of your employment.

(7) Termination of Employment.

(a)By Death.  Your employment shall terminate automatically upon your death.  The Company shall pay to your beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued salary and bonus, unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement, including without limitation the ability to exercise any vested and exercisable options held by you.  Thereafter, all obligations of Company under this Agreement shall cease.  Nothing in this Section 5(a) shall affect any entitlement of your heirs to the benefits of any life insurance plan or other applicable benefits.

(b) By Disability.  For purposes of this Agreement, “disability” means you have a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of three (3) months or more and that causes you to be unable to perform your duties under this Agreement or to be engaged in any substantial gainful activity.  If you experience such a disability, then, to the extent permitted by law, the Company may terminate your employment upon sixty (60) days' advance written notice.  Termination by disability shall be determined by a physician selected by the Board of Directors.  If such physician is unable to schedule an appointment with you within ten business days of the Board of Directors’ written request, the Board of Directors, at its sole discretion, is authorized to determine whether your disability has occurred.  The Company shall pay you all compensation to which you are entitled up through the last business day of the notice period, including payment for accrued salary, bonus and unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement; thereafter, all obligations of Company under this Agreement shall cease.  Nothing in this Section 5(b) shall affect your rights under any applicable Company disability plan.

(c)By Company Not For Cause.  At any time, Company may terminate your employment without Cause (as defined in Section 5(d) below) by providing you written notice of such termination.  In such event, the Company shall pay you your full salary (including any accrued salary owed hereunder) and bonus override through the date of termination and continuing for the twenty-four-month period following such date of termination at the rate in effect at the time notice of termination is given (the “Not for Cause Severance Payment”), as well as all other unpaid amounts, if any, to which you are entitled as of the date of termination under any compensation plan or program of the Company, at the time such payments are due.  Your eligibility for the Not for Cause Severance Payment shall be conditioned on your agreement to a non-competition agreement for a period of twenty-four months with terms to be negotiated by the Board of Directors. In addition, if you are terminated from your employment without Cause, all stock awards as granted in Section 5 herein shall immediately vest.

(d)By Company For Cause.  At any time, unless such actions are cured as described below, and without prior notice for actions that are not curable, the Company may terminate your employment for Cause.  The Company shall pay you all compensation then due and owing, including payment for bonus, unused vacation, expense reimbursement, if any, and any other benefits provided in this Agreement, including without limitation the exercisability of any vested exercisable option held by you; thereafter, all of Company's obligations under this Agreement shall cease.  Termination shall be for "Cause" if:  (i) you act intentionally, recklessly or in bad faith, in a manner which causes material damage or potential material damage to the Company; (ii) you intentionally (and other than due to mental or physical disability or death) refuse to follow any specific written direction or order of the Board of Directors (unless cured as set forth below); (iii) you exhibit in regard to your employment material misconduct or dishonesty; (iv) you are convicted of a material crime involving dishonesty, breach of trust or fraud; or (v) you breach any material term of this Agreement.  For purposes of this Section 5(d), no act, or failure to act, on your part shall be considered to have been done or omitted “intentionally” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.  Notwithstanding the foregoing, you may not be terminated for Cause pursuant to clauses (i), (ii), (iii) or (v) above without (1) reasonable notice (of at least 10 days) from the Board of Directors setting forth the reasons for the Company's intention to terminate for Cause, and (2) an opportunity for you, together with your counsel, to be heard before the Board.  Your employment may be terminated by Company only by the affirmative vote of a majority of the members of the Board of Directors of the Company then holding office (without counting your vote). No severance payment shall be paid if you are terminated for cause.

(e) By Change of Control.  In the event of an acquisition of the Company or substantially all of the Company’s assets in connection with which your employment is either involuntarily terminated without cause or voluntarily terminated as a result of a material diminution in responsibilities, the Company shall pay you your full salary (including accrued salary) and bonus override through the date of termination and continuing for the twenty-

four-month period following such date of termination at the rate in effect at the time notice of termination is given (the “Change of Control Severance Payment”), as well as all other unpaid amounts, if any, to which you are entitled as of the date of termination under any compensation plan or program of the Company, at the time such payments are due.  Your eligibility for the Change of Control Severance Payment shall be conditioned on your agreement to a non-competition agreement for a period of twenty-four months with terms to be negotiated by the Board of Directors.

            (6)Entire Agreement.  This Agreement contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

(7)Withholding Taxes.  All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

           (8)Amendment and Governing Law.  This Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  The terms of this Agreement, and the resolution of any disputes arising pursuant hereto, will be governed by Wyoming law.

Of course, as required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

As I mentioned before, we are pleased with your decision to work as an employee for Liquid Dynamics, Inc., now a wholly-owned subsidiary of Kou You Kai, Ltd.

Very truly yours,

KOU YOU KAI, LTD.

By:/s/ Fred McLauchlin

Fred McLauchlin, CFO

I have read and accept this employment offer:

/s/ Doug Nosler

Doug Nosler

Dated: June __, 2018